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Chiron Corporation and Novartis AG and their respective directors & officers may be deemed to be participants in the solicitation of proxies from Chiron shareholders in connection with the merger. Information about the directors and executive officers of Chiron and their ownership of Chiron’s stock is set forth in the proxy statement for Chiron’s 2005 Annual Meeting of Shareholders. Investors can obtain more information when the Schedule 13e-3 and the proxy statement become available. Investors should read the Schedule 13e-3 and proxy statement carefully when they become available before making any voting decision.

INVIEW

Moderator: Johanna MacDonald

November 9, 2005

12:00 pm CT

Man:                                                                                            The agreement was between (unintelligible) and Novartis. There were those of you who were counting how many nose hair I had when I came through. The answer is six. Six nose hairs.

I want to welcome first of all (Emeryville) and (Vacaville). (Annodale) please wave. All right. Washington D.C. please wave. No Washington D.C. Alright Washington D.C. you’re going to regret this.

Philadelphia please wave. All right. And Seattle please wave. Welcome Seattle. We want to welcome especially the lady in Seattle who is in the red sweater or shirt who sat about two rows back to the right of the auditorium. She was the one - she was the first one to arrive and watched us intensely and gave us a lot of encouragement.

Okay. When we had this all hands meeting nine days ago we said that we will keep you informed as the process of integration planning becomes clearer as the organizational announcements within Novartis are made. And we have today a guest that I will introduce in just a moment who will have the great honor and pleasure — I’m sure — of speaking with you. So treat him nicely.

But before we start I just want to tell you — first slide please or do I - do I control the slide? Is it up or down? Down. I just want to tell you there are forward-looking statements in this presentation and this is not meant to be a solicitation. Okay got that?

The way that we’re going to run today’s meeting is as follows. I’m going to make a brief introduction of Joerg Reinhardt — who in person is even more handsome than his picture. And he would introduce a brief video from Daniel Vasella. He will give a talk on his preliminary impressions and the strategic intent of Novartis in entering into this transaction.

We will do a Q&A together and talk briefly to you about anything that may be on your mind. So here’s a few words about Joerg. Now you know the joke about his Swiss of course, right? Anything that is not illegal in Switzerland is (unintelligible). Well first of all Joerg is not Swiss he is a German. But if you look at his track record in Novartis over the years as head of development.

If you look at what Novartis R&D has achieved over the last few years in terms of productivity, in terms of registration, in terms of product launch you would certainly develop as instinctively as I have a level of respect for the machinery of great efficacy and effectiveness that he has personified.

In the last few days Joerg and I have been talking fairly frequently about the process that we would like to implode in the way that we put integration planning together. And not only have I found every bid of sensitivity and sense of humor but I’ve also experienced first hand the capability that he represents (unintelligible) in his previous role.

And as you know by now the announcement was made last week. Joerg Reinhardt will lead the new division in addition to the consumer and the pharmaceutical and the generics division within Novartis the fourth division that has been created in Novartis — which will house the blood testing and the vaccines businesses of Chiron when and if the transaction closes.

So without further ado please give a warm, warm welcome to Joerg Reinhardt.

Joerg Reinhardt:                                 It’s on? Well good morning everybody. Okay. I was talking about excitement and uncertainty and change — which are elements of the time ahead for you and for me. What we at Novartis and what I was really trying to do is to keep the time of uncertainty as short as possible.

We want together with you in joined teams work out how we can go forward together. I hope that within the next few weeks and months we will have much more clarity on exactly what happens to what part of the business, to what sites, to what organizations, to what departments, et cetera.

We want to do this very quickly. So to limit the time of I don’t know what’s going to happen. To limit that time as much as possible. Now before I’m going to talk a little bit about Novartis and also about our vision for Chiron and about the next step I’d actually like to show a video to you — which has Chairman and CEO Daniel Vasella. (Unintelligible) addressing you. And I hope that with pushing this button — no? You will do this? Go ahead.

Daniel Vasella:                                          Dear Chiron associates. I would have preferred to be with you today in person. However I know that Dr. Joerg Reinhardt is with you today. And I know that he will be able to address all the questions you might have and explain to you that only the strategic rationale for our transaction — which we announced on Monday. But also to address some of the strategy and implementation questions — which you might have.

A situation like you have been going through in the recent months I know does raise lots of questions and maybe even sometimes uncertainty and anxiety. But at the same time I also believe it’s a time where changes can be made, opportunity grasped and the future rebuilt.

I know that in the vaccines business you had your fair share of challenges. But I also know that you have been working very hard at fixing them and that substantial progress has been achieved meantime.

The diagnostics business is being well run growing dynamically and is very profitable. And I don’t anticipate any specific changes. While the biggest change may occur in the biopharmaceuticals business — which will be fully integrated in the Novartis Pharma business worldwide.

So we have had an intention very clearly to add whatever we had at know-how. And ask that to make the Chiron operation even more successful in the future. So this entails technical know-how, entails investments and we very clearly intend to continue to invest in all businesses (unintelligible) to ensure future growth and improve the prospects.

The core of our strategy intent is and remains innovation. So while we will focus in fixing still outstanding quality and capacity issues in the vaccines business we will certainly invest and continue to invest into innovation. And I know that Dr. (unintelligible) has done an outstanding job in leading this effort in the past. And I count and we count on him in doing so in the future.

There will be changes. Although we will plan them carefully it is impossible for me today to anticipate everything which will happen. But we have one commitment from our side — which is that we will keep you informed in a complete and timely fashion so we can keep this period of uncertainty as short as possible.

I would also like to take the opportunity to thank (Howard) (unintelligible) for his anticipated collaboration and his effort in fixing the issues we know have occurred about a year ago. And I’m glad to know that he and Joerg will discuss whatever we can discuss until we have regulatory approval. And move forward in a swift way.

I wish you a lot of success. I hope you will quickly recognize how great a leader Joerg Reinhardt is once he’s in place. Under his leadership I have to say Novartis Pharmaceuticals and its development activities have reached a world-class standard in respect to the quality of the speed and the productivity of the (unintelligible).

So I have no doubt that based on his technical experience and his leadership skills we will move together ahead with good success.

Joerg Reinhardt:                                 So I will attempt to make positive remarks on Novartis - Chiron’s capabilities - technical capabilities (unintelligible) video conference — which doesn’t always work at Novartis. So I’m impressed. But now this computer’s running out of steam. So I’m wondering - I’m not undermining my confidence. Okay (unintelligible).

Good. So let me - before we go to how we plan to interact let me go quickly through (unintelligible) on Novartis. I think most of you know about it. It is our focus - our mission to produce, to develop innovative products. I think we have been focusing on innovation now for the last — yeah I would say — almost 100 years of our existence.

It is at the core of what we are doing. We want to produce what are - could really improve patient’s life. We want to improve quality of life. We want to prolong life. And we want to be innovative. That’s absolutely key for Novartis.

At the same time we want to provide our shareholders with adequate returns. And we want to reward and pay our people (unintelligible) our success adequately. I believe these are the background for what we are doing in this company. And also I believe the basis for the success that we have.

Novartis is one of the fastest growing healthcare companies in 2004. And I hope and I believe it will be the same in 2005. We do expect to gain market share in the pharmaceutical business also in 2005. We do have strong pipeline — one of the strongest in the industry going forward. And we also have (unintelligible) patent exposure — which is different as compared to many other big players in the industry.

We do make pretty bold investments in research and development. We have research and development (unintelligible) in pharmaceuticals at the level of $3 1/2 billion to $4 billion. You may know that we did recently invest significantly in the new research site in Boston — which is now more than 1,000 people essentially approaching 1200 people.

And is intended to grow even further. Nevertheless we maintain our research efforts in Basel — which is same amount of people. Roughly 1500 just in discovery. I’m not talking about development.

And then we have two additional businesses - two pharmaceuticals business. One is generics — which is unusual for the industry. But we really believe that these two businesses work well with each other. And there are something achieved between the two — which we’ll have to explore further going forward. And we have a consumer health division mainly focused on OTC. And some of you may know that Gerber baby foods belongs to Novartis as well.

Now when we look at our pharmaceutical business you see on the left hand on slide number five here on the left hand the (unintelligible) we are active in (unintelligible) from the therapeutic (unintelligible) perspective. You see focus on general medicines but also on specialty medicines. And there you see on top of specialty medicines is the oncology — which is a major effort at Novartis and actually fits nicely in with what’s going on at Chiron.

We do believe that we have a strong pipeline - a strong business in oncology already. But we believe that together with you it will be even stronger. We believe that the combination of research efforts of pipeline strength and also the products on the markets will make us one of the strongest oncology players in the industry. And that has always been our objective. And we continue to go in this direction.

Consumer health I don’t need to mention that much. I think maybe interesting for you in our Animal Health business we recently came up with a DNA vaccine for (unintelligible) — which was developed by a Canadian company — which belongs in the context of the Animal Health activities — which is an interesting coincidence that they are working on DNA vaccines as well.

And then (Sandoz) is our generics business. It’s a top - number 2 player or number 1 player depending on how you look at the generics business worldwide. And soon we will have — (unintelligible) — we will have the (unintelligible) — which is going to be vaccines and diagnostics as we will call it.

You’ll see (unintelligible) operative income is mainly coming from pharmaceuticals obviously. And also sales is mainly coming from pharmaceuticals — which is here.

Now as I said before our aim at Novartis is to provide value to patients. And we see different ways of doing that. Obviously with (unintelligible) medicine coming from the pharmaceutical sector and Novartis new product really fulfilling medical needs - addressing medical needs. First in class and that kind of thing. And we have a range of them in Phase 3 right now. I will talk about a few of them.

Then high quality generic. We believe it makes sense to actually replace products after patent exposure with generics. And we have money to be invested in new innovative products again. But that is why we don’t see a contradiction between generic business and the pharmaceutical (unintelligible) business.

And in OTC I talked about (unintelligible). Now our philosophy has been and will be going forward that we want to be best in class in whatever we are doing. So we want - in any business that we are in — we want to be among the leaders on a global basis. So we are not intending to enter any business where we do not see a chance over time to become either the global leader or at least one of the top three leaders.

We believe that’s based on innovation. Again sitting nicely with what’s happening at Chiron. We believe that marketing and sales excellence is an important aspect of our success. Again it differs of course when you look at general medicines, when you look at specialty medicines or at vaccines. There are differences in terms of what marketing and sales excellence means.

But we are determined to make sure that also in that field and whatever business we are active in we have top people, we have top training, we have just the best in class sales force.

We believe that we are an attractive employer. We have a performance oriented culture. This has been — I believe — the basis of the success for Novartis. Performance is important to us — also in terms of numbers, in terms of business performance, individual performance. We pay a lot of attention on that aspect.

We provide a lot of input in training and growing people and developing people. But we also expect performance from each employee. We believe that over the last six, seven years we have developed into a great place to work. When I look back at the time before the merger, before Novartis existed — I’m coming from the (Sandoz) part of the two companies. (Sandoz) was not so much of an attractive employer as Novartis is today.

Novartis has developed over the last five, six years very good reputation and belongs to probably the most attractive employers in the pharma business. What we also pay a lot of attention to is then to have an impeccable reputation with regard to corporate governance. But also in corporate citizenship we want to play a leading position.

Now Novartis culture. I talked about a few elements — which I believe are important for Novartis — which are the basis for what we are doing. I have listed a number of elements of the Novartis culture — which is displayed in all our businesses here.

First of all we are a results driven company, yes? We want to keep it that way. We want to be actually more successful than our competitors. Results are important. We want an external focus. We want to be focused on our customers and on quality of our products.

We don’t want an internal focus where people fight against each other and we have a lot of politics ongoing. We don’t want that. That’s a waste of energy. We want an external focus customer’s outside.

We want to be innovative and creative. I talked about this. We need confident people. We pay a lot of attention to leadership. I think in any department - in each department, in each group we need confident leader who are not shying away from taking position.

Who are making sure that positions are implemented are followed up unmonitored. Are actually taken in a timely fashion. Leadership is an important aspect.

We want to be fast, action oriented, take initiative, be simple in the way we are doing our business. It’s not always possible. Novartis at the end of the day is a large company with many different interests. And I couldn’t claim that sometimes positions wouldn’t take longer than I would like in Novartis.

But nevertheless we strive for simplicity. And each year we make a little bit more progress in this direction. We want to empower our people but we keep them accountable. We expect commitment. We expect self discipline. But we provide mutual affects.

I think an open interactive relationship with our employees is an important aspect of our culture. We want people who will speak their mind. We want people who will say what they think. We want people who will give us good news and bad news in a timely manner. We want people who communicate — who are open for communication. And we want to build this relationship on trust and integrity.

I talked about corporate citizenship. Novartis has invested a lot here over the last few years. Be it for example in the (malaria) fields where we are the largest provider of medications actually with our (unintelligible) products — which has been provided at cost. We are not making any profit here. To more than 3 million patients so far and will be many more patients going forward.

We have given leprosy medication free of charge since the year 2000 — again to 3 million patients and on an ongoing basis. We have given donations of (unintelligible) tuberculosis combination treatments to quite a number of patients.

We have opened a new institute for (tropical) diseases in Singapore — which is a not for profit institute focusing on tuberculosis and dengue fever. Again we want to make a contribution to get those diseases under control.

And then we have a range of patients (unintelligible) where we provide free of charge to more than 10,000 people so far.

Novartis has been successful over the last few years. And you can see this year we have been outgrowing the pharmaceutical business now for eight or nine quarters in row. What you also see is that overall the market growth rate are coming down a little bit. Expectations going forward 6 or 8% or so overall the market growth better for the vaccine markets — which explains to some extent why we are interested in that market.

(Unintelligible) our main product you probably know some of them. (Unintelligible) obviously for blood pressure lowering — most important product that we have. Expectation is more than 3 billion sales in 2005. (Unintelligible) famous product by now. Still significantly growing. And a number of additional products that will reach the 1,000 - million dollar range this year.

Pipeline — I believe we talked about that. We have a number of late stage product — which are new in class - first in class (unintelligible) in diabetes with (LES237) — which is a (unintelligible) inhibitor — which will be submitted early next year.

Also (SPP) 100 first in class compound both in Phase 3 submitted early next year. And then with (unintelligible) at the bottom of the chart for multiple sclerosis — a new oral treatment for multiple sclerosis. Again very attractive (unintelligible) product.

And you see this (unintelligible) is a new (unintelligible) for treatment of asthma and COPD (unintelligible) — which is a follow up product (unintelligible) a number of very attractive products in very late stage of development.

And as my last slide on Novartis it shows that over the last year we have been a leader in bringing innovation to patients. It shows the number of new molecular entities that were introduced in the U.S. market since the year 2000 by Novartis and by our main - by the top 10 competitors. And you see the situation even a company like Pfizer that has almost double our research and development budget did not introduce as many new molecular entities as we did over the last five years.

Good. So much for Novartis. Now as you know an agreement has been achieved between Novartis and the (unintelligible). To do the deal. The deal is not yet completed. There will be a special shareholder meeting by Chiron. And obviously there are a number of regulatory approvals that we need to get.

It’s difficult to predict how long this will take. Hopefully as short of time as possible. Current expectations are we say here to first half. I would hope it’s earlier than that. I would hope that around end of February beginning of March. Along that timeframe the deal should be closed. But that’s open at the moment.

We’ll have to see how quickly it’s (unintelligible). I don’t need to tell you that your basis are three distinct businesses. (Unintelligible) success, (unintelligible) biopharmaceuticals and blood testing. And our current thinking — which will have to be refined during the integration process — actually has these kind of overall directions in mind.

Vaccines I believe you have seen in the meantime very interesting strategic field for Novartis. It’s a new field that we want to enter. We want to build that field. We want to build on the excellent (unintelligible) that exists already now. But we believe that we need to strengthen the pipeline. That we need to strengthen the product offerings that Chiron currently has.

So that’s the franchise whether you want to invest going forward and we really want to build the or at least a global leader in a vaccine field. Biopharmaceuticals there are a number of interesting products that we currently are selling. Be it (unintelligible), be it (unintelligible) we believe that those products fit nicely with our current product franchise.

We will work out how these products can be integrated, what that means actually on a content by content basis will still have to be worked out. You have — and I’ve talked about this before — a very attractive (unintelligible) pipeline.

A number of early development products that we believe are state of the art and are very attractive to be developed further. And I know that (unintelligible) and his team has a lot more in clinical stages of development. And really looking forward to combine the research effort of Chiron and Novartis in the oncology field.

Lab testing is an interesting business from our perspective. It is a business that will have to be evaluated in terms of whether further investments is justified. I personally believe yes. But we will have to work out together in which direction we should go.

I know that from the (unintelligible) discussions that Chiron did have strategic discussions in the past as to how to invest, what to invest, how to develop this business. It’s something that we will have to revitalize. We believe that especially from a molecular diagnostic the fact is there is room for growth. That may develop into a pretty attractive proposition going forward. And together we feel we’ll work this out. We will define during the next six to 12 months where we are going.

Vaccine’s attractive. I talked about this before. We see growth rates that actually - that are actually about the pharmaceutical market growth rate. To some extent driven by product introduction by your competitors. But nevertheless the market is growing. And we’ll gain in attractiveness in the next three years.

What is also attractive is there is only a number of players - key players. High hurdles of entry. Not that easy to enter this business from scratch. A lot of technical expertise needed. And we believe that a lot of these ingredients Chiron has. And we want to build on that.

There is an opportunity. And that is one of the elements that Novartis brings to the game. An opportunity to globalize the businesses be it biopharmaceuticals, be it vaccines, be it blood testing. I know that there are efforts to increase global reach already now.

We believe that with our network for example in emerging countries like India, like China, like Russia, many other Asian countries will be (unintelligible). And we have a distribution network that we can contribute a lot to grow the business relatively quickly in those areas as well. And that actually makes the point again.

From a manufacturing perspective in biotechnology I think some of you may know that Novartis does have significant manufacturing capacities for biopharmaceutical products. We started with this mainly in our Austrian facility in (unintelligible). In the mean time we have grown our capacities (unintelligible) and also the Basel area.

But nevertheless when you look across the new network (unintelligible) some capacity to produce biopharmaceutical products be it vaccines, be it (unintelligible), be it (unintelligible), be it (unintelligible) antibodies. But that’s something that I believe there will be synergies going forward. Obviously this will have to be worked out in much more details.

I talked briefly about blood testing — how we see it. Again attractive at the moment but probably needs more detailed work and planning going forward to fully capture on the opportunity. And biopharmaceuticals I believe I talked about all the points on this slide.

So going forward we see that (unintelligible) in the businesses that Chiron has at the moment. We want to build on these achievements. We want to build on the success that we have had so far — especially your most recent success over the last six to 12 months (unintelligible) significant (unintelligible) in many areas.

And we would like to work together with you to build on that and even expand it. We believe that we have skills and capacities that help to respond to the business and make it even more successful.

Now how do we go forward from here? What happens now in the next few days and weeks? As I said before we believe - I believe that a lot has been achieved but more can be done. Always more can be done.

And whether that is with regard to the (Liverpool) situation we believe significant focus has made - has been made to improve the situation. We believe that it will be absolutely mandatory to make sure that for next year supply is almost guaranteed.

There cannot be any stone not unturned - or unturned to make sure that everything’s being done to be fully productive next year. And I believe there is still some work to be done despite the great progress we have seen.

I talked about geographical expansion that we can provide. By the way not only from a business perspective but also from a (unintelligible) personal development perspective. I think we have sites across the world that are open to anybody who is interested to leave California for two years and spend time be it in Boston, be it in New Jersey, be it in Europe, be it in Asia.

I think we’re always looking for people who are willing to learn or willing to experience a new environment, gain new expertise and experience. And if you’re willing to spend some time of your life in a different part of the world growing personally let us know. I think that we have a network to offer — which may make this possible.

I talked about blood testing. Biopharma as well. So I think this slide repeats pretty much what we have talked about before. Now going forward guiding principles.

Obviously it is in our interest to retain talented people. Obviously it’s not in our interest that the uncertainty that will now be present that that leaves to make people so — let’s say — insecure that they decide before we have a clear way forward before that time to leave and do something else. We would not like to see that obviously.

So retention is something we need to work on together with you. From an HR perspective this will be something that will be an important topic. We want to minimize the time of waiting in uncertainty as much as we can. We are not determining the point in time when the deal will close. What we can do is provide information to all bodies that are interested to learn more about the sale as quickly as possible. But then we have to wait till we get to the closure.

But we would like to minimize this fear as much as possible. And at the day of closure — actually day one after that — we would like to be ready to start with a clear organization, with clear responsibilities, with clear reporting lines. We will not want to be in a position that after the closure we start to think okay what happens now? This has to happen now in the time between today and actually the closure.

(Unintelligible) process we want to explain to you what’s happening. We don’t want to keep you in the dark. We want you to know what’s going on, where we are, what has been decided, what has not been decided. We (unintelligible) and good communication.

Obviously the current business needs to be protected. That’s easier said than done. There is some distraction of course. But it will be important that you focus on what needs to be done to keep the business going. That will be different in terms of how (unintelligible) being handled — let’s say — in the sales organization than in the strategic — let’s call it - let’s say IT department.

I think there may be investments that can wait a little bit till we have the clear picture. There are others that need to be done. And we don’t want to hold back with that. That’s something that we need to discuss going forward.

And then we want to focus on growth opportunities relatively quickly. So we don’t want to wait till the deal is closed here. We want — together with you — think about where could we grow and how could we grow. Okay?

So a little bit of input I can give to (unintelligible). So what happens next? We talked about this briefly to some extent. Regulatory review will happen. Obviously the two companies will remain independent. There is no way that we can materially influence any decision that you need to make. We have to stay out of this.

We can plan. We can talk. We can think about the future. But at the end of the day you take the decisions (unintelligible) for your business. Chiron is an independent company till the deal is closed.

Integration planning. The planning — as I talked about — is going to start next week. We are currently preparing together with (Howard) and his team and (Jessica) and her team an integration kick off meeting that would take place next week Thursday and Friday in Washington where the Senior Colleagues meet and we go through the principles and the structures and the teams. And we’d like to kick off with integration planning.

We will keep you informed through ongoing communication. We are still discussing exactly how this looks like be it through web site, be it through employee letters. I understand (unintelligible) in place. We will do something on the Novartis side as well.

I believe what is very important is that this communication is coordinated. What would be detrimental is if we would have one set of information that’s in the Novartis side and another one on the Chiron side. This should not happen. I think we need - you need to know what we know and we need to know what you know. Otherwise this integration process is not going to be as successful as we would like it to be.

Well we want to invest in the company. I think I made it clear. We believe that there’s room for growth for Chiron in many areas be it in the biopharmaceuticals, be it in vaccines, be it in the blood testing. On the other hand there will be overlap in some areas. We will have to work without doing the integration process. I could not stand here and say there will be no overlap. There will be no cuts. Yes, there will be.

I cannot quantify that at the moment. I cannot tell you exactly where and what and how much and when. That’s something — again — that we as a team - a Chiron Novartis team will work out together. And we will keep you informed as much as we can and keep you updated as quickly as we can. But some changes will be necessary. This will be unavoidable.

We will look at the individual sites. Obviously there are quite a number of sites. Smaller sites, larger sites that we will have to evaluate going forward. Again there will be overlap for some of them. There will be a clear direction for others. Obviously the major sites will be maintained and obviously I will spend quite some part of my time going forward here in (Emeryville) also clear.

We will have to take (unintelligible) on smaller sites in the different countries at a later point in time. That’s not a priority. Okay. In summary our objectives for the integration period.

We want really to create forward-looking, positively minded. We want to create an effective and innovative and a global leader in the vaccine and molecular diagnostic field. What’s not on this - in this sentence is that we want to develop the global leader in the oncology field of (unintelligible).

We want to build on the assets that exist. On the skills and capabilities of Chiron employees. And we bring the experience a clear (unintelligible) oriented culture and a global reach - global network. A global opportunity that we have at Novartis.

And together with you it’s our job - it’s our task to relatively quickly achieve synergies (unintelligible) cost reduction — which will be a part of it. But also top line synergies in terms of stronger growth generation of higher revenue and better profits (unintelligible) your capabilities and our capabilities.

As I said there will be the integration kick off in a few days. We’ll have a period of 100 to 150 days between today and the closing. That’s at least the going plan. I hope that a week from now we’ll see a little bit better as to what the plans tend to look like. But cannot promise that.

We will create joint task forces. You will have representation. We will have representation. We will develop a master plan for the integration after the closing of the deal. We will have discussions as to where do these synergies - room for rationalization. And we will communicate an evolving vision going forward in order to be able after closing of the deal to act quickly.

There will be a joint (unintelligible) committee of senior Novartis and Chiron colleagues. There will be an integration office again with Novartis and Chiron representation. And there will be (unintelligible) — which is focused on vaccine (unintelligible) on one hand and on biopharma on the other hand. And then we’ll also have a work stream that looks in corporate aspects - corporate (GNA) aspects that exist actually at both companies.

The integration planning office will be — as I said — a collaboration between Chiron and Novartis. It will run the project. It will do the project management. And we’ll do all of the tasks that you can see here. I don’t need to go through all of them. At the bottom you see we will have support by an (unintelligible) that will be (unintelligible) — which will happen (unintelligible) integration team and the integration task force.

Important is during this phase — and I say it again — to maintain continuity of your business at the level of or maybe even an enhanced level as compared to the past. It is our interest — together with you — to build an organization we all can be proud of — even more proud of than we are today.

We want to build an organization which leads in this respective businesses, is an attractive employer and has a reason to be proud of. I would ask you to support the integration teams as much as we can. We will see in the next one to two weeks announcement as to who is representing what area in what of these - in which of these teams. And it would be great if you could support them.

Obviously there are some ground rules about information that we can share or cannot share. We need to respect that. And you will be clearly informed as to what can be shared, what cannot be shared. But support is important.

And then last but not least (unintelligible) make change which is going to come an opportunity to shape the future. It’s in our hands to create a company that we all want - what’s like to work for and we can be proud of.

And I believe most of these aspects I talked a lot - about before. So I believe that there’s a lot of common grounds between the two companies in terms of mission, in terms of overall vision as to why we are here and what we want to achieve. You want to come up with a Novartis product to satisfy patients needs. Same for us. And I believe with multiple skills and innovation potential there is a lot of interaction possible - a lot of interaction needed. But I believe there’s a great basis of creating a company that is even more successful than so far.

That’s what I wanted to tell you. And now I believe (Howard) and I will be ready for Q&A. Thank you.

Man:                                                                                            We’re going to move the chair to the center so we can do a Q&A in an atmosphere that almost looks casual. Because even though you gave a great talk you don’t quite know whether or not this audience is going to ask questions (unintelligible). So I’m going to sit right by you.

I wanted to say a few words about our current situation. Joerg has been very, very clear about a system and a process that we’re going to establish — which we call the integration planning process. And we’re going to go through probably a day and half’s worth of detailed planning by the end of next week to specify what are the sub-work screens.

For example in biopharma there will be a research - probably a research work stream and development work stream and commercial work stream. We will lay out that kind of work stream and then communicate who are the people that are going to do what within each one of the work streams and sub-work streams for integration.

And when we have designated people who are working on it that is when we will also make it very, very clear how it is that we will manage to flow the information. And we will make sure that people who are charged with the designing organizations and system of processes for the future company will be properly informed. We’ll have the right perspective and we’ll have (unintelligible) considerations about what we’re capable of (unintelligible) what we aspire to be.

Now until then - until we’re able to communicate to you what that integration planning apparatus and structure is going to be we ask you to be patient about the communication between the two companies for all of the reasons that Joerg had mentioned about how it is that we must operate until such a time when and if the closing takes place.

We have to maintain an orderly way of doing this planning in order to be able to preserve this fixture under which this interim period needs to be governed. Otherwise we will run into difficulties and challenges that may compound the complexities of the regulatory approval for the (unintelligible).

If the additional reason that you should be patient about communication across the (unintelligible) is because we are already starting to hear that there are people calling and saying I’m so and so from Novartis. I’d like to know who is working on this group, who is working on that. Invariably we find out that those calls are not coming from Novartis. These are coming from headhunters.

They’re trying to get any intelligence to find out who your colleagues are, what his structures are and therefore go in to the organization and take people out before we can go through this orderly planning process of defining how it is that we’re going to integrate the companies. And before we get into a position of being able to harness the talents and the skills and the aspirations and the capabilities that underpinned about (unintelligible) of the transaction which Joerg has outlined.

So I just wanted to say that to you in emphasis. And the managers - the people managers amongst you have a special duty. You have a special duty to communicate with your people, understand what is going on and you’re going to go through in one way, shape or form the integration planning process where the output is going to be not just the structure and the process and the methods of working when and if the deal the closes. But also what are the aspirations and the capabilities of your people.

And how your people’s aspirations can be fulfilled in the new organizational structure and organizational process that we’re (unintelligible). So you have a special duty the managers amongst you that is not just your day job. It’s not just your personal motivation. You are caring for people who are looking to you for leadership during this transitional period. All right?

With that let’s start the Q&A process. Don’t be shy. And just to break the ice I want to ask Joerg the first question. So Gerber food huh? Is there a company store that actually…

Joerg Reinhardt:                                 Yeah I believe so.

Man:                                                                                            You believe so. What’s the level of the discount?

Joerg Reinhardt:                                 I don’t know. Honestly I have no clue. But I…

Man:                                                                                            But we’re going to put that as a question on the web site. Any questions?

Man:                                                                                            Okay. Just to repeat the process that we’re going to do today. There are three ways to ask questions. People in the auditorium raise your hand. We have people with microphones. Speak loudly in the microphones because there are a lot of people who are listening via web cast and they want to hear the question as well as the answer.

The second is if you feel more comfortable writing your question down there are note cards. Write them down, pass them down and we’ll have them asked and answered.

And the third is for those of you on web cast if you have a question submit it. We’ll read them up here and we’ll try to mix it all the way through. So why don’t we start - are there any questions in the auditorium? Anybody want to ask a question?

Man:                                                                                            When you say when and if the close takes place what’s still on the table — for lack of a better phrase — that we need to hurdle?

Man:                                                                                            The regulatory approval that Joerg spoke of. We have to go through the (FDC) European commission and there’s one other SEC review et cetera. And there’s one other that is in the - within the agreement which is that it will be reviewed under (unintelligible) as sort of a national security considerations because of the assets and capabilities that Chiron represents. Especially in the broader context of pandemic (insulin).

And then of course shareholder’s approval. And the deal is stipulated on - the closing is stipulated on the majority of the non-Novartis shareholders 58% of the shares voting in favor of the deal. These are the major stipulations.

The when part is well we don’t know how the regulatory approval is going to take. The if part is we don’t know whether or not we will secure each one of the approval. So I was sending you no signal whatsoever. It is our expectation that the deal will close. And as Joerg said we will close in the first half of the year.

But we just have to be very, very clear one of the reasons that we want to run the integration process in this orderly fashion that will be (unintelligible) is because we can plan. We can plan for when the company is going to be under Novartis ownership. But we still have to think about that there is some chance that it doesn’t - that the deal doesn’t go through. In which case we still have a company to run.

Joerg Reinhardt:                                 Maybe I can add we did already have first contacts with the SEC and also the European regulators. And it looks like that should be okay. But still we need final approval et cetera. But there - so far there are not (unintelligible).

Man:                                                                                            (Unintelligible) general counsel.

Woman:                                                                           No it’s going to be easy. No I’m saving the hard ones for later Joerg.

Man:                                                                                            That’s what I say also when she raises her hand.

Woman:                                                                           Right. No this is actually a question to which there may not be an answer like you said at this point in time. And I would understand that. But on the map that I saw was a site location. One of the ones I did not see was Oxford where of course we — I think — currently have our vaccine operations residing as their headquarters. And of course I have employees there as well.

So the question is is there - are there thoughts already in mind about, you know, whether it would be a U.S. location versus a European location where most of the operations of course are in Europe.

Man:                                                                                            At the moment.

Woman:                                                                           At the moment. Very good.

Joerg Reinhardt:                                 No Oxford is not on the list because the map with the site we are focused on production sites. And since Oxford doesn’t have the production that’s why it wasn’t on the list. It’s nothing - no other meaning.

Man:                                                                                            Likewise we have locations in Singapore and so those are not shown either. But that was not a (unintelligible).

Man:                                                                                            Okay one more question from inside here. (Unintelligible).

Woman:                                                                           Hello good afternoon. I have a question regarding the closing of the deal and the integration. So after the deal closes and the employees that are affected by the integration by what means - will there be a system in place by which we can find jobs with Novartis? Potentially on this campus? And will there be job opportunities? And what system will be in place for us to be able to find those job opportunities on the part of Novartis?

Joerg Reinhardt:                                 The only answer I can give you now is that there should be and hopefully will be systems in place. But to describe in detail I’m not in a position at the moment. (Unintelligible) that obviously. We will prepare for that day. And we will have opportunities for you to find out (unintelligible). But I can’t give you exactly (unintelligible) - we know, yes. We will take care of it.

Man:                                                                                            Okay a couple of more questions from the audience that were submitted. There - we’ll bunch them together. These are biopharmaceutical questions. So we’ll - there’ll be three and then you can answer them. First, is Joerg how do you view Chiron’s capabilities in biopharmaceutical development and do these capabilities add to Novartis’s present capability or compete with them?

The second question is where does Novartis currently have biopharmaceutical manufacturing operations? And the last one is will biopharma stay in (Emeryville)?

Joerg Reinhardt:                                 So to start with the first question development capabilities. I think it is our philosophy that we would like to maintain the best of both worlds in terms of capabilities. We do absolutely foresee and would expect some great talent to be here at Chiron be it in the development organization be it in other organizations.

We will have to want to go - or while we go through the integration process we will have to see what specific expertise exists at both of the sites. I think you have a number of specific development programs that we don’t have. You have one very significant program with (unintelligible).

Obviously you have (unintelligible). You have a number of oncology development programs that are very attractive. And I believe we will simply have to go through this program by program and see what it needs. What skills it needs. What experiences it needs, et cetera.

It applies to clinical, it applies to regulatory, it applies to (unintelligible). I personally as of today am not absolutely clear how your capacities are allocated between these different activities. I think I had this discussion with (Steven) yesterday.

But still I need much more detail to understand what you do in-house, what you do externally. Who does what at the different sites? I think that’s something we need to go through together and then make a decision. But I can promise you it’s not the assumption (unintelligible) and a lot of employees (unintelligible) better skills and more experience the Chiron employees. Certainly not.

I think here is something that we need to discuss through (unintelligible) and our colleagues in development will have a chance to go through this in very much detail. And then we take it (unintelligible). Much too early to give you a better answer than that.

Regarding manufacturing side I - the slide I showed to describe the biopharmaceutical manufacturing side that Novartis has. We have focused on (unintelligible). We have bought another generic manufacturer (Lex) in (Slovenia). They have (unintelligible) capacity as well for (unintelligible).

And we do have the molecule anti-bloody — anti-bloody — antibody plant in France in (unintelligible) — which is actually across the border from (unintelligible). You could call it (unintelligible). It’s a different country but it’s 50 meters away.

And (unintelligible) because (unintelligible). So people decided to go 50 meters across the border and there it was allowed to be built.

Okay and the last question does biopharmaceuticals stay in (Emeryville)? That’s a pretty forward question. And I believe - my answer today would be the same as for the development capabilities. We will have to look at what is being done here. Who does what, what skills are located here. And I’m sure that a number of the products we currently have, be it in development or be it in the market who needs continued skills and support from (Emeryville).

But what exactly that is and how much that is that’s something that we need to work out. I’m going to look at the research organization. I mentioned this several times. The research organization is considered to be very successful and very capable. And I’m sure that they will be a significant part of (unintelligible) organization will continue to be in (Emeryville). I think that (unintelligible).

Man:                                                                                            Could I just paraphrase the answers? There’s no preconceived notion as to what the outcome is going to be. It is just as plausible that it could end up being here as it would end up not being here. And that is what the integration planning (unintelligible). It’s supposed to help us (unintelligible). Would that be correct?

Joerg Reinhardt:                                 Fine.

Man:                                                                                            Okay couple of questions from remote sites. So one from (Vacaville), one from (Annondale). In turn when will the assessment of the small sites begin? You mentioned the bigger sites. When do the small sites (unintelligible). The second question is there are a number of Chiron global harmonization projects across the current three business units that are taking time in staffing. Does it make sense to put these on hold? Or should they continue ending the integration.

Joerg Reinhardt:                                 Regarding the first question we will start the assessment relatively quickly. I think we will obviously have a priority listing of what we address first and what comes next. So that’s why I said maybe the smaller sites are not (unintelligible) on top of the priority list. But they’ll certainly be addressed in the next few weeks.

So it’s not that we would wait until after integration (unintelligible). That’s not the idea. It will just not be at the top of the list. With regard to — what was the second question?

Man:                                                                                            Let me try to do it (unintelligible). I mentioned to you in passing that in the last six months or so we put a considerable amount of organization emphasis on what we call the Excellence Agenda — which deals with management control, financial control, quality - manufacturing quality and making sure that across the company where we have multitude of sites and a multitude of divisions that we have a commonly understood and well articulated set of professional standards.

So it’s to protect us from the mishaps and the downsides of - that had destroyed (unintelligible) of the company. Largely that agenda will serve the need and the purpose of the integration process anyway. And we have no alternative - we have no alternative but to push forth with those activities that will get us to the level of standardization of professional standards.

So that would be my answer. I assume that in the overall context of understanding what we are good at, what we are not good at, where we’re doing business processes, and the philosophy that we still have to run the company until the time of the closing (unintelligible) that we continue (unintelligible) emphasis.

Joerg Reinhardt:                                 I have a totally different opinion. Joke, joke. No…

Man:                                                                                            It was only funny to some of the people.

Joerg Reinhardt:                                 Well that’s the risk you take. No of course I agree. I think - but I would still differentiate between it’s - (unintelligible) as you call it are really necessary to improve the way business is being done be it from a quality control or whatever perspective clear.

However when we talk about a major IT project that looks at innovation of the IT infrastructure in the next four months and costs I don’t know how many millions that is something that may want to wait until we have a better understanding as to what Novartis brings and how it fits et cetera.

So - but with regard to business clinical systems absolutely. (Unintelligible) please continue.

Man:                                                                                            Just a little background on this. One of the (tracks) that we will set up during the integration process is systemed (sic) to surface those investments. Let’s say we’re about to buy an office building in downtown San Francisco to house blood testing. Let’s say we’re going to do that.

Well that would be something that we would now automatically put on hold right? We would have to think about whether or not that’s the kind of investment — if it were the right decision in the first place — that’d still make sense. So there will be not to pick on IT investment in particular.

There is a whole range of investment decisions that we will have made in the course of 2006 we will now think about whether or not some of those investment decisions should be made. It’s not going to be in the form of competencies, capability of conducting our business, and professional standards. Those things will continue.

Those things will continue because those are the sensible things to have even when the deal goes through, right? So on the other hand there’s some of the things we wouldn’t have to invest and it’s clear that we wouldn’t have to invest in the scenario that the deal goes through because those capabilities will be brought to us already.

Man:                                                                                            Blood testing question. Can you explain your vision for blood testing in terms if molecular diagnostics - of molecular diagnostics understanding that we do not currently have a diagnostics?

Joerg Reinhardt:                                 I cannot at the level of detail that I would feel comfortable with. I think that’s something that we all at Novartis simply need to develop a better understanding of. What we see going forward is that the focus on blood is certainly okay. And attractive.

However we would like to evaluate together with you what it would take actually to broaden that perspective into a more comprehensive area. I think especially when we look at some of the genetic and some of ergonomic testing going forward also in terms of combination of tests with therapeutics. That is a field where we don’t have that much expertise.

And we would like to evaluate together with you whether it makes sense to expand the business whether there is a platform that can be expanded. What it would take, what new skills we would have to acquire, whether there are any synergies or not.

That’s something we will simply have to develop together with you. And in half the year I give you a better vision.

Man:                                                                                            Okay. We’ll come back to questions in the auditorium in a minute. Just three more questions — they’re all benefits related questions. First question is does Novartis have an employee stock purchase plan? And number two, does Novartis offer domestic partner benefits? And number three, can detailed information on Novartis’ current U.S. Benefits plans be shared with Chiron U.S. employees at this time?

Joerg Reinhardt:                                 Oh I need help here.

Man:                                                                                            Hold on.

Joerg Reinhardt:                                 (Unintelligible). (Rosanna Grey) is our HR integration manager (unintelligible).

(Rosanna Grey):                                  Yeah so. Is it on? In terms of the stock purchase plan we don’t have a plan to purchase stock but we do have the 401K that the big colleagues have (unintelligible) and that the company actually matches the contribution as well.

Joerg Reinhardt:                                 And with regard to…

Man:                                                                                            Domestic partner benefits.

Woman:                                                                           Yes we do have that domestic partner benefits within the U.S. yes.

Man:                                                                                            Do we know what that is? Domestic partner?

Woman:                                                                           Yes.

Joerg Reinhardt:                                 I guess I (unintelligible).

Woman:                                                                           Yes (unintelligible).

Man:                                                                                            And then I don’t know if - are there any limitations on accessing or making available Novartis benefits?

Woman:                                                                           Well we’re going to be exchanging information. So that will be available to all the employees. So we’re going to be working very closely with (unintelligible). So we’ll have access to the information.

Joerg Reinhardt:                                 Thank you (Rosanna).

Man:                                                                                            Okay any questions in the auditorium? I see a hand over here.

Woman:                                                                           You mentioned about (unintelligible) for the development in molecular diagnostics. Are we going to focus on infectious disease oncology and metabolic disease in all three area? Or is it going to focus on one area more than the others?

And also second question is (unintelligible) the translation of medicine and the (biomarket) discover and (biomarket) development. Is that going to be part of pharmaceutical or is that going to be part of the future molecular diagnostic?

Joerg Reinhardt:                                 That will be part of the pharmaceutical business. We do have the (unintelligible) group as well at Novartis. We have it set up where we have discovery research group on one hand and then what we call exploratory development — which is part of overall development.

And in that exploratory development group we have (unintelligible) medicine, we have (biomarker), we have (pharmacal kinetic), (pharmacal dynamic), simulation in modeling. And we have toxicology.

So that is the department that actually integrates research with development. So all of those efforts would be focused there. With regard to the diagnostic business it’s much too early for me to give you any therapeutic (unintelligible). I think again that would be the basis for (unintelligible) it would be the result of a detailed assessment as to which areas it would be most attractive to invest.

Obviously we are in a number of areas be it endocrine, be it oncology as you mentioned. And since we almost covered the whole universe from a Novartis perspective any area that is most attractive would (unintelligible) place to start. But too early for me (unintelligible).

Man:                                                                                            Any other questions in the auditorium? Okay some other questions that have come in. Does Novartis currently have an idea where the new blood testing vaccines division will be headquartered?

Joerg Reinhardt:                                 It’s being discussed. Again will have to be worked out in the context of us learning more as to who does what at what site. I think as I mentioned before that the current vaccine business is pretty much focused on Europe. (Unintelligible) our intention — as I showed before — to expand that business into the U.S. but also into emerging markets in Asia.

And we will develop over the next three months a plan as to how we could do that. And in that context we will also decide where this headquarters is going to be placed.

Man:                                                                                            Can I just ask a question. Can you tell us anything about yourself personally?

Joerg Reinhardt:                                 Didn’t intend to. Would you like to know? I’m not sure I have a lot to say. I did — yeah but I can. I did join Novartis 23 years ago. I’m a pharmacist with a PhD in Chemistry. And I did Novartis as a lab scientist in pharmaceutical development.

And since then I’ve had a number of jobs. Mostly based in Basel. And I’m in charge of the development organization of Novartis now since more than ten years. I (unintelligible) very exciting time. I think (unintelligible)

development is one of the most effective aspects of what you’re doing in this industry.

And it’s also an area of a lot of ups and downs as the guys in R&D know very well about. You have times of success but you also have times of significant failure. So this is my short background from a company perspective.

I live in Germany at the moment. I’m married. My wife is a pharmacist too and she has her own little business in Germany for a number of years. I have two kids. And both are going to - actually my son is going to a university in (unintelligible) in Germany. So he’s out of house (unintelligible) two years. He’s doing economics. And my daughter is 19. She will go to (unintelligible) university next year. Probably also somewhere in Europe.

So both of them will be doing something else — which gives us much more freedom. And also it’s just the basis for me to be out from a geographical perspective. Much more flexible. And that’s why we can spend much more time - or a lot of the time actually here.

Man:                                                                                            And you like California don’t you?

Joerg Reinhardt:                                 I like California but I have to tell you when I woke up this morning and looked out of the window the sun was not yet up but it was coming up. And then I was thinking of Basel in November and I can tell you big difference. Big difference.

Man:                                                                                            Okay we’re going to do two more questions. One from the computer up here and then we’ll leave one more for the audience. It’s a bundle again related to biopharma. Can Dr. Reinhardt talk about (toby), (proluken). He didn’t mention anything about (unintelligible) any plans for any of these products?

Joerg Reinhardt:                                 Now again standard answer. It’s too early to give you a direction. I think obviously we have looked and discussed these products and to (unintelligible) makes sense. What I can give you now is an immediate reaction is (toby) we believe is a very attractive proposition. (Proluken) is a product that will have to be looked at more closely. There are significant competition coming up.

It’s not that easy in that market any more. And (unintelligible) is a special case where we will have discussions as to what to do next. I think there is a big decision coming up anyway in December. And we’ll certainly have to wait for that before we can take any position.

Man:                                                                                            Any last question in the auditorium?

Woman:                                                                           Yes there are several other new faces in the front rows. I was wondering if those folks could show themselves and introduce themselves since we’ll likely be seeing and hearing more from them.

Joerg Reinhardt:                                 Sure, sure. (Charles)?

(Charles):                                                                     I’m (Charles) (unintelligible). I work with Joerg Reinhardt. I’m going to be involved in the integration planning (unintelligible).

(Erik Altov):                                                       Good morning everyone I’m (Erik Altov). And I’m working on the communications.

(Kathy Bloomgard):               (Kathy Bloomgard) I’m working on the integrations communication.

(Rosanna Grey):                                  Well you all know me already so. (Rosanna Grey) I’ll be working in the integration process with Joerg and (unintelligible).

Joerg Reinhardt:                                 In addition to the colleagues you see here we expect ten to 12, 15 additional Novartis colleagues being involved in the integration process. So you will see more new faces. We didn’t want to overvalue with Novartis (unintelligible) to start with. But in doing the integration process you will get to know more people. And we will make sure that we introduce those who are active in the integration process.

Man:                                                                                            I like (unintelligible) occasion observe that we did do the best we can to bring to you the most latest of what we know about integration. And what about - and what we know about the plans going forward. And we hope that it’s a characteristic of the way that the two companies will interact and communicate to you in the days, weeks and months to come.

And we will formalize procedures for interactivity whether or not it’s through web site and so on we have to figure that out. And expect - do expect to hear something in the next ten days or so after the first meeting of integration team members will have met.

And I want to ask you to give a round of applause to our guest who has shown enormous grace, elegance, intelligence, sensitivity and a fondness for California.

Joerg Reinhardt:                                 Thanks a lot. It’s been (unintelligible).

Man:                                                                                            (Unintelligible).

END

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Building A Global Leader

J Reinhardt

November, 2005

[LOGO]

Agenda

•                  Novartis: who we are

•                  Vision for Chiron

•                  Next steps

2

Our Purpose at Novartis

[GRAPHIC]

We want to discover, develop and successfully market innovative products to cure diseases, to ease suffering and to enhance the quality of life.

We also want to provide shareholder returns that reflect outstanding performance and to reward adequately those who invest ideas and resources in our company.

3

Novartis at a Glance

•                  One of the fastest growing healthcare companies in 2004

•                  Poised to further expand market share in 2005

•                  One of the best combinations of strong pharma pipeline and low patent-risk exposure

•                  Bold research investments to ensure ongoing leadership in innovation

•                  Consumer Health division focused on improving health and well being of consumers worldwide

•                  Sandoz leading global supplier of generic pharmaceuticals

[GRAPHIC]

2004 key facts

Sales: USD 28.2 billion

Net income: USD 5.6 billion

Employees: 91 700

Countries: 140

Headquarters: Basel, Switzerland

4

A Global Leader in Medicines

Novartis

Pharmaceuticals	Consumer Health

General Medicines

•      Cardiovascular/metabolism

•      Neuroscience

•      A/B/G/H/I

•      Respiratory/Dermatology

•      Infectious diseases

•      Mature Products

Specialty Medicines

•      Oncology

•      Transplantation

•      Ophthalmics

OTC Animal Health Medical Nutrition Infant & Baby (Gerber) CIBA Vision Sandoz Generics

A/B/G/H/I: Arthritis/Bone/Gastrointestinal/Hormone Replacement Therapy/Incontinence

Source: Novartis Annual Report 2004

Operating income by division 2004*

[CHART]

Sales by division 2004*

[CHART]

* Sandoz a separate division since January 2005

5

Our Aim — Deliver Value to Patients

[GRAPHIC]

Novel medicines	High quality generics	OTC alternatives

• Innovative medicines • Improved efficacy and/or side-effect profile • General and Specialty Medicines	• Best cost / highest quality product after patent expiration • Free up funds for new innovative treatments	• Highest quality, safe, and convenient availability • Patient empowering alternative where appropriate

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Becoming Best-in-class by Focusing on Leadership and Operational Excellence

[GRAPHIC]	Global leader	• Shaping the future of the industry • Medicine-based business portfolio

[GRAPHIC]	Top innovator	• Cutting-edge research and strong pipeline • Strong product portfolio

[GRAPHIC]	Marketing & Sales excellence	• Market share gains • Top performing sales force

[GRAPHIC]	Attractive employer	• Performance oriented culture • A great place to work

[GRAPHIC]	Impeccable Reputation	• State-of-the-art corporate governance • A leading position in corporate citizenship

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Novartis’ Culture Fosters High Performance Across The Organization

Important elements of Novartis culture

•                  Results driven

•                  Customer/quality focus

•                  Innovative and creative

•                  Competent

•                  Leadership

•                  Fast/action-oriented/ initiative/simplicity

•                  Empowerment/accountability

•                  Commitment/self-discipline

•                  Mutual respect/candor/trust/ integrity/loyalty

•                  Open communication/ collaboration/compassion

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A Leader in Corporate Citizenship — Activities 2004

•                  Coartem® (malaria) provided at cost to more than three million patients

•                  Largest provider of ACT malaria treatment

•                  Leprosy medication free of charge

•                  Three million patients cured since 2000

•                  Donations of fixed-dose TB combination treatment (DOTS)

•                  Aiming to reach 500 000 patients over five years

•                  NITD(1) opens in Singapore – focus on TB and dengue fever

•                  Expanding Glivec® patient-assistance program

•                  Provided to over 10 000 people in 70 countries free of charge

In 2004, 4.25 million new patients benefited from Novartis programs representing USD 570 million in aid(2)

(1)           Novartis Institute for Tropical Diseases

(2)           Based on market value

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A Consistent Record Of Above-Market Growth

Global quarterly value growth rates, in %

[CHART]

(1)	July+August 2005 only
Source:	IMS 29 Countries

10

Key Brands Continue to Grow Dynamically

Top 10 product net sales YTD Sept 2005 in USD m(1)

[CHART]

Growth in LC
vs. PY

Diovan	+16%

Glivec	+31%

Zometa	+13%

Lamisil	+1%

Lotrel	+17%

Neoral	-7%

Sandostatin	+9%

Lescol	+0%

Voltaren	+10%

Trileptal	+20%

(1)           Excl. US Pipeline Rebate Accounting Change

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Multiple Late Stage Products With Blockbuster Potential

	LAF237 Phase III Type II Diabetes		SPP100 Phase III Hypertension
QAB149 Phase II Asthma & COPD		Aclasta Phase III Osteoporosis
	FTY720 Phase II Multiple sclerosis		AMN107 Phase II CML

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Industry Leading Innovation

US approvals (NMEs and BLAs(1) ) for top
pharma companies since January 2000

[CHART]

(1)	Biologics license application
(2)	Gleevec® in the US
Source:	FDA website, company websites, other public domain information

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Agenda

•                  Novartis: who we are

•                  Vision for Chiron

•                  Next steps

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Chiron Independent Directors and Novartis Reached Agreement

•                  Independent Directors unanimously agreed to a deal

•                  Deal structured as a cash merger

•                  Novartis to acquire all outstanding shares of Chiron (approx. 113 m fully diluted)

•                  USD 45 per share representing a total value of USD 5.1 bn

•                  A special shareholder meeting will be called by Chiron in due course

•                  Closure is expected in 1H 2006 pending customary regulatory approvals

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Three Attractive Businesses

1	Vaccines	2	BioPharmaceuticals	3	Blood Testing

• High growth potential • Increasing synergies with therapeutics		• Some interesting assets • Recognized Research expertise		• Strong position in consolidated market • Attractive margins

Build		Integrate		Develop

• Grow into leading franchise		• Leverage assets through the global organization of Novartis Pharma		• Evaluate options in molecular diagnostics

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Vaccines Offer a New Attractive Growth Platform

Why is the vaccines market attractive?	Worldwide market segment size USD billion

•      Innovative vaccines for established and novel targets, including therapeutic vaccines

•      Increasing awareness of vaccines’ potential to reduce health care burden

•      Improving pricing and funding

•      Few players with high entry barriers

[CHART]

Source:	Historical data based on annual reports and equity research. 2009 based on average growth projections by Evaluate Pharma, IMS, Deutsche Bank, West LB, and Datamonitor

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With an Opportunity to Globalise the Business …

2004 Sales, % split by region

[CHART]

SPMSD: Sanofi Pasteur Merck Sharp & Dohme

Source: Company filings, analyst reports

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… Through Novartis’ Presence and Infrastructure

[GRAPHIC]

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Leveraging Novartis Manufacturing Skills In Biotechnology

[GRAPHIC]

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Blood Testing Is An Interesting Opportunity, And BioPharma Fits Into Novartis’ Specialty Medicines

•                  Blood Testing

•                  Rapidly growing, very profitable blood-testing business with leading position in the US and # 2 position in Europe

•      Biopharmaceuticals

•                  Additions to specialty product lines

•                  Enhancing R&D capabilities, e.g. in oncology with several early development compounds

•                  Synergies with existing Novartis Pharmaceuticals business

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Novartis sees great promise in the businesses of Chiron

We aim to build on Chiron’s achievements and Novartis’ capabilities to create an even more successful business

Let’s work together to build global leadership

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Agenda

•                  Novartis: who we are

•                  Vision for Chiron

•                  Next steps

23

Chiron Has Achieved Much, But More Can Be Done To Grow And Strengthen The Business

•                  Remediation of manufacturing issues at Liverpool has achieved Fluvirin delivery in 2005 …

•                  The vaccines business is broad based and highly skilled …

•                  Blood testing is delivering strong results …

•                  Biopharma has valuable marketed products and development projects …

•                  Biopharma has built an oustanding oncology discovery organization …

•                  …more needs to be done to assure consistent supply until cell culture facilities are up

•                  ... and can grow significantly with more investment in the pipeline and in geographical expansion

•                  ... and can do even better with further innovation and geographical expansion

•                  … which can be better leveraged through a powerful global organization

•                  … which together with Novartis’ oncology research creates the strongest oncology research group in the industry

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Guiding Principles For Successful Integration

We want to ...	… retain talented people

… minimize waiting and uncertainty

… ensure a transparent process and open Communication within regulatory limits

… protect current business and address key challenges as soon as possible

… focus on future growth opportunities

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Four Top Questions, And The Best Answers I Can Give Today

What happens next?

Regulatory review of the transaction, and Chiron shareholder approval.  During review, the two companies remain independent, and limited contact is permitted (cf slide 35).  Closure is expected in H1 2006.

Integration planning will start next week, with the launch of a joint Chiron/Novartis team.

Where and when do I get more information?	We will keep you informed through regular communication.

Will there be job cuts?

Novartis wants to invest in Chiron.  We aim to offer increased opportunity to Chiron associates, both in a revitalized business, and in the wider context of Novartis.

Some changes and cuts will be necessary, although no decisions can be made until deal closure.

Will sites be affected?	The integration process will review all sites in detail. Major sites will be maintained (Emeryville, Liverpool, Siena, Marburg). Decisions on smaller sites will be taken later.

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Our Integration Objectives

•                  Leverage talent from both Chiron and Novartis …

•                  … to create an effective, innovative, global leader in vaccines and molecular diagnostics …

•                  … building on the assets, skills and capabilities of Chiron, and the experience, clear performance orientation and global reach of Novartis …

•                  … rapidly achieving synergies through cost reduction and leverage of Novartis’ global infrastructure

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Integration Process

Today	Close

Integration planning 100-150 days		Implementation

• Create joint task forces and integration planning office • Develop master plan • Make and finalize recommendations • Identify synergies/areas for rationalization • Communicate evolving vision		• Kick-off integration • Identify and capture quick wins • Establish budget, financial and non-financial targets • Integrate development and production network • Harmonize pipelines

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Integration & Growth Strategy Planning

Joint Steering Committee

Integration
Office

Vaccines	BloodTesting	G&A	Biopharma

Growth Strategy		Integration Planning

Joint teams will plan the steps to be taken after closure

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Integration Planning Office

•                  The integration planning office will be a collaboration between Chiron and Novartis

•                  Runs the integration project (project management)

•                  Helps to establish the goals of the individual taskforces

•                  Controls progress, prepares reports and decisions by Steering Committee

•                  Involved in issue management

•                  Involved in risk management

•                  Involved in communication activities

•                  Makes sure that cross taskforce issues are allocated and managed

•                  Will be supported by McKinsey

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What Is Important During The Integration Planning Period

•                  Maintain continuity of Chiron’s businesses

•                  Both Chiron and Novartis contribute to building an organization to be proud of

•                  Integration teams receive appropriate support

•                  Make change an opportunity to shape the future

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Let’s Work Together To Meet The Challenges Of The Next 12 Months

•                  Chiron and Novartis share same philosophy

•                  Mutual respect, transparency and open communication will be key to success

•                  Chiron’s skills and innovation potential can only enrich Novartis …

•                  … and Novartis’ experience and network can provide new opportunities for Chiron employees

•                  Let’s work together to make use of all our skills and resources to build a global leader to be proud of

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Backup

Profile: Joerg Reinhardt

[GRAPHIC]

Joerg Reinhardt, currently Head of Development for Novartis Pharma AG, has been designated to become CEO of a new Novartis division that will combine Chiron’s vaccines and diganostics business, and will report to Daniel Vasella, the Chairman and CEO of Novartis. Dr. Reinhardt has spent 23 years at Novartis, most recently as head of its pharmaceutical development activities, which have been widely recognized as one of the most successful in the industry. In that position, he has overseen the company’s clinical, pharmaceutical, chemical and biotechnological product development, drug safety assessment and regulatory affairs. Under Dr. Reinhardt’s leadership, Novartis has achieved an outstanding record in R&D quality and productivity. He is also chairman of the Genomics Institute of the Novartis Research Foundation in La Jolla, California.  Dr. Reinhardt was trained as a chemist, and holds a Ph.D. from the University of Saarbrueken.  He is married and has two children.

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Behaviour Until Closing — Key Principles

Prior to closing, antitrust law requires Novartis and Chiron to be independent, directly competing companies.

Therefore the following principles have to be strictly adhered to:

•                  Continue to operate the businesses separately and as competitors.  No coordination of business activities.

•                  Post-merger integration planning may be discussed, but may not be implemented until the closing.

•                  Information exchanges and integration planning activities prior to closing are only allowed to the extent that such activities are reasonably necessary to ensure the completion of the transaction and successful operation of the combined company.

If Chiron employees have any questions on about what is permitted in any particular circumstance, please contact J Hoover’s office

35

Participants in Solicitation

Chiron Corporation and Novartis AG and Novartis Corporation and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from Chiron stockholders in connection with the merger. Information about the directors and executive officers of Chiron and their ownership of Chiron’s stock is set forth in the proxy statement for Chiron’s 2005 Annual Meeting of Stockholders.

Investors can obtain more information when the proxy statement and the Schedule 13E-3 become available. Investors should read the proxy statement and Schedule 13E-3 carefully when they become available before making any voting decision.

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